UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GREATER COMMUNITY BANCORP

(Name of Registrant as Specified in its Charter)
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GREATER COMMUNITY BANCORP
55 UNION BOULEVARD
TOTOWA, NEW JERSEY 07512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m. on Tuesday, April 24, 2007
PLACE	The Brownstone 351 West Broadway Paterson, New Jersey 07522
ITEMS OF BUSINESS

1. To elect three members of the Board of Directors, whose terms are described in the Proxy Statement.

2. To transact such other business as may properly come
before the Meeting and any adjournment thereof.

RECORD DATE	Holders of Common Shares of record at the close of business on March 1, 2007 are entitled to vote at the Meeting.
ANNUAL REPORT	The Company’s 2006 Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is enclosed.
PROXY VOTING
It is important that your Shares be represented and voted at the Meeting. You can vote your Shares by marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope furnished for that purpose. The Company’s Board of Directors solicits the enclosed proxy and requests that you promptly complete and mail the proxy card so that a quorum will be established for the Meeting without further expense to the Company. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Meeting. Stockholders are cordially invited to attend the Meeting in person. If you attend the Annual Meeting and vote in person, the enclosed Proxy Card will not be used.

Totowa, New Jersey March 23, 2007	By order of the Board of Directors, Jeannette Chardavoyne, Vice President and Secretary

GREATER COMMUNITY BANCORP
55 UNION BOULEVARD
TOTOWA, NEW JERSEY 07512
(973) 942-1111

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are furnished in connection with the solicitation by the Board of Directors of Greater Community Bancorp (the “Company”), a New Jersey corporation, of proxies to be voted at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”), including any adjourned meeting.

You are cordially invited to attend the Meeting on Tuesday, April 24, 2007 beginning at 12:00 p.m. E.S.T. The Meeting will be held at The Brownstone located at 351 West Broadway, Paterson, New Jersey 07522.

The Company’s 2006 fiscal year began on January 1, 2006 and ended on December 31, 2006. All references in this Proxy Statement to the year 2006 or fiscal 2006 refer to that twelve-month period.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about March 23, 2007 to stockholders of record on March 1, 2007 (the “Record Date”).

Purposes of the Annual Meeting

At the Meeting stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement. In addition, management will report on the performance of the Company during fiscal 2006 and respond to questions from stockholders directly relating to such performance.

Proxies

Because many stockholders cannot attend the Meeting in person, it is necessary that a large number be represented by proxy. The proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. If no instructions are indicated on a properly executed proxy, the Shares represented by that proxy will be voted as recommended by the Board of Directors. The proxy confers discretionary authority on the persons named in the proxy to vote with respect to the election of any person as director where the nominee is unable to serve or for good cause will not serve and with respect to matters incident to the conduct of the Meeting. If any other business is presented at the Meeting, the persons acting as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy, or by voting by ballot at the Meeting. Unless so revoked, the Shares represented by properly executed proxies will be voted at the Meeting and all adjournments thereof. Your mere presence at the Meeting will not revoke your proxy.

Stockholders Entitled to Vote

The securities entitled to vote at the Meeting consist of the Company’s common stock, $0.50 par value per share (“Common Stock”). Holders of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting or adjournments thereof. On March 1, 2007, 8,422,044 shares of Common Stock (“Shares”) were validly issued and outstanding. Only stockholders of record or their duly appointed proxies may vote Shares. If you own Shares through a bank, broker or other holder of record (“nominee”), your nominee should provide you with voting instructions. Please sign and return those instructions promptly to assure that your Shares will be represented at the Meeting. In accordance with New Jersey law, a list of stockholders entitled to vote at the Meeting will be available at the Meeting and will be subject to inspection by any stockholder for reasonable periods during the Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the Shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the Meeting. Each Share is entitled to one vote on each matter to come before the Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

A plurality of the votes duly cast is required for the election of directors (the nominees receiving the greatest number of votes will be elected as directors up to the maximum number of directors in a class to be chosen at the meeting). Votes withheld and broker “non-votes” are not counted for purposes of electing directors.

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the Meeting is required to approve any other matters to be acted upon at the Meeting. An abstention is counted as a vote against any such other matters, but a broker “non-vote” is not so counted.

Principal Stockholders

The Company knows of no individual or group that beneficially owned more than 5% of the Common Stock on the Record Date other than John L. Soldoveri, former Chairman Emeritus of the Company. The following table provides information about Mr. Soldoveri’s beneficial ownership of Common Stock as of the close of business on February 28, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Percent of Class

John L. Soldoveri 55 Union Boulevard Totowa, NJ 07512	844,161	10.02%*

* Based on 8,422,044 shares issued and outstanding on February 28, 2007. Includes 121,807 shares held by spouse and 23,675 shares held in IRA. Also includes 85,964 shares held by a nonprofit foundation of which Mr. Soldoveri is a director; Mr. Soldoveri has no pecuniary interest in the foundation’s shares.

Multiple Copies of Annual Report

The Company’s 2006 Annual Report to Stockholders, including the Company’s Annual Report on Form 10-K and related financial statements, has been mailed to stockholders with these proxy materials. If more than one copy of the Annual Report was sent to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select. At least one account at your address must continue to receive the Annual Report. Mailing of dividends, dividend reinvestment plan statements, proxy materials and special notices will not be affected by your election to discontinue multiple mailings of the Annual Report. To discontinue multiple mailings or resume the mailing of an Annual Report to an account, write to the Corporate Secretary c/o Greater Community Bancorp at P.O. Box 269, 55 Union Boulevard, Totowa, NJ 07511-0269, or call Jeannette Chardavoyne at 973-942-1111, extension 1033.

If you own your shares through a nominee and receive more than one copy of the Company’s Annual Report, contact the nominee to eliminate duplicate mailings.

Cost of Proxy Solicitation

The Company will bear the costs of soliciting proxies. Proxies may be solicited on the Company’s behalf by its directors, officers or employees, without compensation other than their regular compensation, in person or by telephone, facsimile or other electronic means. In accordance with regulations of the Securities and Exchange Commission (“SEC”), the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock.

Stockholder Account Maintenance

The Company’s transfer agent is Registrar & Transfer Company. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues, can be handled by writing to Registrar & Transfer Company, Attn: Investor Relations, 10 Commerce Drive, Cranford, NJ 07016-3572 or by e-mail to info@rtco.com.

GOVERNANCE OF THE COMPANY

General

Under the New Jersey Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed about the Company’s business through discussions with the chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Each member of the Board of Directors of the Company, with the exception of Angelo J. Genova, also serves as a director of the Company’s subsidiary bank.

Director Independence

The Company’s Board has determined that a majority of the directors and all members of the Board’s Nominating and Corporate Governance Committee and Compensation Committee are “independent” for purposes of the rules of the National Association of Securities Dealers (NASD) relating to corporate governance of issuers such as the Company whose securities are listed on Nasdaq. The Board has also determined that all members of the Audit Committee are “independent” for purposes of both the NASD rules and Section 10A(3)(b)(1) of the Securities Exchange Act of 1934.

Specifically, the Board determined that the following directors are independent: M.A. Bramante, William T. Ferguson, Angelo J. Genova, Alfred R. Urbano, Charles J. Volpe and David Waldman. The Board based its determinations primarily on a review of directors’ responses to questions about employment and transaction history, affiliations and family and other relationships, as well as on discussions with directors. The Board concluded that the following relationships are immaterial in making its determinations of independence:

•
Loans made by a bank subsidiary of the Company to directors or their family members or affiliates, including loans personally guaranteed by a director, if such loans comply with applicable governmental regulations on insider loans and are not classified as substandard, doubtful or loss by the bank or any bank regulatory agency that supervises the bank subsidiary.

•	Deposit, securities brokerage and similar customer relationships that are on usual and customary market terms and conditions.

•
Purchases of goods or services by the Company and its subsidiaries, from a business in which the director or member of his immediate family is a partner, shareholder or director, if the annual aggregate purchases of goods or services from such director’s affiliated business in the current fiscal year or any of the last three years did not exceed the greater of $200,000 or 5% of the gross revenues of such business.

•	The ownership of Company stock by a director, members of his family or affiliated entities.

Meetings

The Board has regular monthly meetings and may also have special meetings. During 2006 the full Board held 12 meetings and committees of the Board held 36 meetings. No director attended fewer than 75% of the total number of meetings held during fiscal 2006 of the full Board and committees on which they served.

Executive Sessions of Non-Management Directors

The Board has adopted a policy of holding regular executive sessions, which are attended only by independent members of the Board. The executive sessions occur at least every third regularly scheduled monthly Board meeting.

Stockholder Communications with Directors

The Board has adopted a formal policy for stockholders to send communications to the Board or to individual Board members by addressing their communication to the “Chairman of the Nominating and Corporate Governance Committee” at Greater Community Bancorp, 55 Union Boulevard, Totowa, New Jersey 07512. The letter should state the author is a stockholder and if shares are not held of record should also include appropriate evidence of stock ownership. The Chairman may disregard any communication that is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors. All such communications will be kept confidential to the extent possible. The Corporate Secretary will maintain a log of shareholder communications for review by Board members and the Chairman will discuss such communications with the Board Chairman or appropriate committee chairman.

Policy Relating to Director Attendance at Annual Meetings of Stockholders

The Company has adopted a policy that all directors shall attend the Annual Meeting of Stockholders absent a compelling reason, such as illness, family or medical emergencies, and other than incumbent directors whose terms of office as a director will expire at the annual meeting and who are not nominated for reelection to a further term of office. Director M. A. Bramante was the only Director who was not in attendance at the 2006 Annual Meeting of Stockholders.

Code of Ethics

The Board of Directors has adopted a Code of Ethics under the Sarbanes-Oxley Act of 2002 and related SEC regulations governing the Company’s directors, principal executive officer and principal financial officer or persons performing similar functions. The Code is available on the Company’s Internet website at www.greatercommunity.com. The Code provides fundamental principles to which executive officers and directors are expected to adhere and advocate. These principles are designed to deter wrongdoing and to promote

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and other documents that the Company files with the SEC and other public communications that the Company makes;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and
•	accountability for adherence to the Code.

The Company’s executive officers and directors have received copies of the Code of Ethics and are required to become familiar with it and are informed that their continued association with the Company depends upon their full compliance with the Code. The Company intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of its Code of Ethics by posting the information on its internet website at www.greatercommunity.com.

Committees of the Board of Directors

During 2006 the Board of Directors had five ongoing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Insurance Committee. Except for the Executive Committee only independent directors serve on these committees.

Executive Committee. The Executive Committee is comprised of the Chairman and four additional members proposed by the Chairman and appointed by the Board. The four additional members on the date of this Proxy Statement are M.A. Bramante, Robert C. Soldoveri, Alfred R. Urbano and Charles J. Volpe. The Executive Committee may exercise the powers of the full Board in the management of the Company’s business and affairs, except for major actions such as Bylaw amendments, unless otherwise provided by a resolution of a majority of the Board. The Executive Committee met 12 times in 2006.

Audit Committee. The Audit Committee is a separately designated standing committee and is comprised of three members of the Board of Directors appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Charles J. Volpe serves as Chairman of the Audit Committee. The other members are M.A. Bramante and Alfred R. Urbano. The Board of Directors has determined that Mr. Urbano meets the SEC criteria for an “audit committee financial expert” as well as independence and thus meets the NASD requirement of financial sophistication for at least one member of the Audit Committee.

A copy of the Audit Committee’s formal Charter is available on the Company’s internet website at www.greatercommunity.com. The Audit Committee reviews and assesses the adequacy of its Charter on an annual basis.

The Charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s outside auditors; reviewing with management and independent auditors the Company’s quarterly and annual reports of financial condition and results of operation; considering the appropriateness of the Company’s internal accounting, auditing and internal control procedures; considering the independence of the Company’s outside auditors; reviewing the risk management and internal compliance functions; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Company’s internal audit personnel and reviewing the response of management to those reports; and reviewing and approving all related-party transactions other than loan transactions.

The Audit Committee also administers procedures established by the Board for the confidential submission by employees of the Company of concerns about questionable accounting or auditing matters. Those procedures enable an employee to send information and concerns on an anonymous basis to an independent company, which then forwards the information to designated representatives of the Audit Committee, who then in turn take action they deem appropriate in discussion with the other members of the Audit Committee. Those procedures have been communicated to employees. The Company’s outside auditors and internal audit personnel have unrestricted access to the Audit Committee. The Audit

Committee reports to the full Board about its actions on important matters coming before the Committee. The Committee met formally 12 times in 2006.

Compensation Committee. The Compensation Committee is comprised of four members of the Board. Charles J. Volpe serves as Chairman and the other members are M.A. Bramante, Angelo J. Genova and Alfred R. Urbano. The Compensation Committee is responsible for evaluating the performance of the Company’s officers and recommending their compensation to the full Board for final determination by the Board. The Compensation Committee does not currently have a written charter but will be developing a Charter in 2007. Additional information regarding the Compensation Committee may be found below in the section entitled “Compensation Discussion and Analysis”.

The Board of Directors approved at their meeting held on February 21, 2006 the consolidation of the Stock Option Committee with and into the Compensation Committee. The Compensation Committee will in addition administer any stock compensation plans that have been approved by the shareholders and are currently in effect. The Compensation Committee held seven meetings in 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of three members of the Board. M.A. Bramante serves as Chairman and the other members are Alfred R. Urbano and Charles J. Volpe. The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of candidates for election, including candidate recommendations made by stockholders, and recommending nominees for election as directors to the Board for its final determination. The Committee recommended to the Board that the three current directors whose terms expire at the 2007 Annual Meeting of Stockholders stand for re-election at the Meeting. The Committee is also responsible for recommending to the Board the members of Board committees for appointment by the full Board, reviewing and revising the Company’s Code of Ethics, reviewing adherence to the Company’s Corporate Governance Guidelines and its Code of Ethics and making recommendations to the Board regarding other corporate governance matters. The Committee’s current Charter was filed with the SEC in January 2005. The Nominating and Corporate Governance Committee Charter is available on the Company’s internet website at www.greatercommunity.com. The committee met once in 2006.

Insurance Committee. The Insurance Committee meets jointly with a similarly comprised committee of the Greater Community Bank Board. Angelo J. Genova serves on the committee as a representative of the Company’s Board. The Insurance Committee is responsible for reviewing the Company’s insurance policies and to ensure that the Company is adequately covered. The committee met twice in 2006.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

March 23, 2007

To the Board of Directors of Greater Community Bancorp:

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews the Company’s financial reporting process on the Board’s behalf. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“USGAAP”). The Company’s outside independent auditor audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the Company’s financial position, results of operation and cash flows in conformity with USGAAP, audits management’s assessment of its maintenance of effective internal control over financial reporting, expresses an opinion on management’s assessment as to whether it is fairly stated and whether the Company maintained, in all material respects, effective control over financial reporting, and discusses with us any issues it believes should be raised with us.

We discussed with the Company’s outside independent auditor for 2006, McGladrey & Pullen, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We have also received the written disclosures and the letter from the independent auditor required by Independence Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with such auditor its independence from the Company. We also confirmed that the independent auditor’s provision of non-audit services is compatible with its independence from the Company.

The Audit Committee discussed with management, the internal auditors and the outside auditor the quality and adequacy of the Company’s internal controls and internal audit functions, organization, responsibilities, budget and staffing. We also reviewed with both the internal and outside auditor their respective audit plans, audit scope and identification of audit risks.

During 2006, the Audit Committee met three times to discuss the interim financial information contained in the Company’s quarterly reports on SEC Form 10-Q with the Company’s Chief Executive Officer, Chief Financial Officer and the outside auditor prior to public release. We have also reviewed and discussed with management and the outside auditor the Company’s audited financial statements for fiscal 2006.

Based on the reviews and discussions described above, we recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission.

Charles J. Volpe, Chairman
M.A. Bramante
Alfred R. Urbano

Compensation of Directors

The Company compensates its nonemployee directors through a combination of cash fees, periodic grants of stock options and a noncontributory nonqualified retirement plan (see “Director Retirement Plans” below). Nonemployee directors are also compensated for attending meetings of the Board of the Company’s bank subsidiary of which they are directors and committee members.

In 2006 the Company’s nonemployee directors were compensated for services rendered in that capacity at the rate of $750 per full board meeting attended, $500 for each Audit Committee meeting attended, $400 for each Executive Committee meeting attended and $200 for all other committee meetings attended. In addition, each nonemployee director was paid a stipend of $5,000 at the beginning of 2006. Charles J. Volpe was paid an additional stipend of $500 per month for serving as Chairman of the Audit Committee. The Company compensated its nonemployee directors a total of $133,050 for 2006 in those capacities. The Board of Directors of the Company has not approved any fee increases for 2007.

In 2006 the nonemployee directors of Greater Community Bank (“GCB”) were compensated $600 for each meeting of the GCB Board attended, $300 for each Loan Committee meeting attended and $200 for all other committee meetings attended, as well as an annual stipend of $2,000. GCB compensated its nonemployee directors a total of $310,411 (including deferred amounts) in directors’ fees during 2006 for acting in those capacities, of which $113,029 was earned by GCB directors who are also nonemployee directors of the Company.

Commencing in 2005, nonemployee directors of Highland Capital Corp. (“HCC”) received a $500 per month fee for meetings attended. Mr. Urbano is the only nonemployee director of the Company who also served on the board of HCC on the date of this Proxy Statement. Total fees paid in 2006 to Mr. Urbano on account of his service on the HCC Board were $6,500, which included a payment for December 2005 of $500.

Nonemployee directors of Union Boulevard Corp., a nonbank subsidiary of the Company, received a $500 per meeting fee for meetings attended. Mr. Urbano is the only nonemployee director of the Company who also serves on the Board of Union Boulevard Corp., which effectively closed December 31, 2006. Total fees paid in 2006 to Mr. Urbano on account of his service on the Union Boulevard Corp. Board were $500.

Director Deferred Compensation Plan

The Company‘s Director Deferred Compensation Plan (“DDCP”) is a nonqualified deferred compensation benefit plan designed to provide participating directors with the ability to defer a certain portion of their fees to be earned in the future in the form of a deferred compensation benefit. A participating director could defer payment of a specified amount up to 100% of his monthly board fees and/or stipend as a director of both the Company and GCB using fees actually earned in 1997 for a 5-year period commencing January 1999 and ending December 2003. Deferred amounts earn interest at the rate of 10% per annum. At benefit eligibility date, the benefit under the DDCP is payable in the form of a monthly annuity for 10 years. A majority of nonemployee directors of the Company that were eligible at the time are participating in the DDCP. The Company intends to fund its obligations under the DDCP with the increase in cash surrender value of a bank-owned life insurance policy it purchased on the lives of the participants. The nonemployee directors of the Company currently participating in the DDCP include Dr. Bramante, Mr. Volpe, and Mr. Ferguson.

Stock Option Plans

The Company has adopted several stock option plans for nonemployee directors. The most recently adopted plan is the 2001 Stock Option Plan for nonemployee directors. No options were granted to nonemployee directors after 2001.

Nonemployee Director Compensation Table

The following table summarizes compensation earned in 2006 by the Company’s nonemployee directors. (Information about Anthony M. Bruno, Jr., who serves as an executive officer of the Company in addition to his director position, is presented in the tables below regarding executive compensation.) (See “EXECUTIVE COMPENSATION AND OTHER BENEFITS.”) Meeting fees primarily consist of stipends and fees for attending meetings of the boards of directors of the Company, its bank subsidiary and their committees.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings				Total
		Deferred Compensation(1) $	Deferred Compensation Plan Accrued(2) $	Change in Director Retirement(3) Plan $	Change in Director Supplemental Retirement(4) Plan $
M. A. Bramante	$32,300	$11,286	$6,204	$ 5,190	-	$54,980
William T. Ferguson	$23,650	-	$8,362	$15,647	-	$47,659
Angelo J. Genova	$ 6,700	-	-	-	-	$ 6,700
Robert C. Soldoveri	$42,582	-	-	-	$4,644	$47,226
Alfred R. Urbano	$44,450	-	-	-	-	$44,450
Charles J. Volpe	$55,450	$15,543	$8,815	$ 7,048	-	$86,856
David Waldman	$22,450	-	-	-	-	$22,450

(1) Represents fee amounts for which payment has been deferred under the Director Deferred Compensation Plan.
(2) Represents interest amount accrued.
(3) Represents service and/or interest amount accrued during the year.
(4) Represents the year to year change in actuarial present value of the accumulated benefit.

There are no stock options outstanding for any nonemployee directors.

No nonemployee director received during fiscal 2006 any perquisites or other personal benefits or property that exceeded $10,000 in value.

Director Retirement Plans

The Company’s Director Emeritus Plan (“DEP”) is a noncontributory nonqualified benefit plan designed to provide nonemployee directors with a certain amount of additional compensation (“Emeritus Benefit”) after retirement from active service. The Emeritus Benefit is provided to those nonemployee directors who, at retirement age, will have a minimum of 15 years of service, of which, at least five years occur after the plan implementation date in 1999. Each participant’s Emeritus Benefit is 75% of his projected annual board fees earned prior to his normal retirement date (the later of age 65 or five years of plan participation), using actual fees earned in 1997 plus assumed increases in such fees based upon annual compounding at the rate of 5%, subject to the maximum amount specified in each participating director’s Joinder Agreement. Generally, the Emeritus Benefit will not be paid unless the nonemployee director reaches retirement age and has officially retired from their respective Board(s); however, there are certain circumstances where the plan does allow for full or partial benefit payout.

The aggregate annual Emeritus Benefit will be paid over a period of 10 years and was actuarially determined to be as follows: Dr. Bramante, $12,420; Mr. Volpe, $16,416; Mr. Urbano, $15,084; Mr. Ferguson, $11,136. The components of net periodic plan costs charged to operations for the DEP for the years ended December 31, 2006 and 2005 were $75,000 and $65,000, respectively.

The Company has one director (Mr. Soldoveri) participating in its optional Director Supplemental Retirement Plan (“DSRP”). The DSRP is a noncontributory nonqualified benefit plan designed to provide the director with a supplemental retirement income benefit upon reaching the benefit age of 65. The annual pre-tax benefit of the DSRP was actuarially determined to be $23,160 and will be paid over a period of 10 years. For the years ended December 31, 2006 and 2005, $7,000 and $6,000, respectively, were contributed by the Company to the retirement income trust fund and charged to operations.

The Company intends to fund its obligations under the DEP and the DSRP with the increase in cash surrender value of bank-owned life insurance policies it purchased on the lives of the plans’ participants.

Certain Relationships and Related Transactions

Anjo Realty, LLC, a limited liability company in which the Company’s Chairman, Anthony M. Bruno, Jr., has a 14% interest, and the Company’s former Chairman Emeritus, John L. Soldoveri, has a 51% interest, owns the building in which the Company’s offices and GCB’s main office are located. The rent paid in 2006 was $279,723. The negotiations and modifications to the lease with Anjo Realty, LLC for the Company’s offices and GCB’s main office at 55 Union Boulevard, Totowa, NJ and other GCB offices at 63 Union Boulevard, Totowa, NJ were approved by the Board of Directors. This negotiation would normally involve the President of GCB, but due to the nature of the relationship of Mr.

Bruno having a 14% interest in Anjo Realty, he was therefore removed from the negotiation and approval process. The process was as follows:

•	The terms were negotiated between Joseph DeCandia, Vice President, on behalf of GCB and John Soldoveri of Anjo Realty, LLC.

•
An Affidavit from McGowan Appraisals, Inc. was obtained as required by the Department of Banking to evaluate the fair market value of the rental space. The appraisal supported the terms negotiated by GCB and concluded that GCB’s rent was at fair market value.

•	The modification of the lease was prepared by GCB’s counsel and agreed upon by both parties.

•	GCB’s attorneys sent an application to the New Jersey Department of Banking and Insurance for approval of the lease, as required by banking regulations.

•	Approval from the New Jersey Department of Banking and Insurance was received on January 12, 2007.

The Company provides a liability insurance policy for the directors and officers of the Company and its subsidiaries. Coverage is provided by a policy issued by a major insurance company in the aggregate amount of $10,000,000, with a standard deductible amount per claim. The policy also insures the Company against amounts it pays to indemnify directors and officers. The 2006 premium for the policy was $39,616.

Directors and officers of the Company and their associates were customers of and had transactions with GCB during 2006. It is expected that they will continue to have such transactions in the future. All deposit accounts, loans and commitments comprising such transactions were made in GCB’s ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than normal risks of collectibility or present other unfavorable features. If any borrowing requests are presented to the Board of GCB, the related parties to the borrower are excused for the discussion and voting of the transaction. At December 31, 2006, the total amount of loans outstanding from the Company’s bank subsidiary to the executive officers and directors of the Company and their affiliates was $36.6 million, which represented 54.24% of the Company’s consolidated stockholders’ equity on that date. At that date, GCB in the aggregate also had commitments to extend credit under revolving lines of credit, totaling $824,118 at various rates, to the Company’s directors, executive officers and their affiliates.

Share Ownership of Management and Directors

The following table provides information about the beneficial ownership of the Company’s common stock on February 28, 2007 by each director, each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. All such persons have an address c/o the Company at P.O. Box 269, 55 Union Boulevard, Totowa, New Jersey 07511-0269. All of the named person’s shares are deemed to be subject to that person’s sole voting power and sole investment power unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Percent of Class*
M.A. Bramante	141,492 (a)	1.68%
Anthony M. Bruno, Jr.	218,897 (b)	2.60%
C. Mark Campbell	165,301 (c)	1.96%
William T. Ferguson	74,722 (d)	0.89%
Angelo J. Genova	1,025	0.01%
Stephen J. Mauger	6,787 (e)	0.08%
Naqi A. Naqvi	28,746 (f)	0.34%
Mary E. Smith	6,941 (g)	0.08%
Robert C. Soldoveri	5,382	0.06%
Alfred R. Urbano	295,000	3.50%
Charles J. Volpe	108,167 (h)	1.28%

David Waldman	27,050 (i)	0.32%

All directors and executive officers as a group (14 in number including individuals named above)(j).	1,092,898 (a)-(j)	12.98%

(*)    Based on shares issued and outstanding on February 28, 2007. Beneficially owned shares also includes shares (i) owned by a spouse, minor children or by relatives sharing the same home, (ii) owned by entities owned or controlled by the named person and (iii) with respect to which the named person has the right to acquire such shares within 60 days by the exercise of any right or option. In accordance with SEC beneficial ownership computation rules, the percentage of common stock beneficially owned by a person or group assumes the exercise of options held by such person or group but the nonexercise of options held by others.

(a)	Includes 86,283 shares in IRA and 43,043 shares held by wife.

(b)	Includes 10,506 shares subject to stock options, 24,475 shares in IRA, 1,876.9946 shares based on a unitized value in 401(k) Plan and 12,940 shares held by wife.

(c)
Includes 55,230 shares based on a unitized value in 401(k) Plan, 6,435 shares in IRA, 1,214 shares held by wife individually and 4,905 shares held in wife’s IRA. Mr. Campbell resigned from his position as Director, President and Chief Operating Officer of the Company effective July 31, 2006.

(d)	Includes 24,781 shares held jointly with wife and 667 shares held in wife’s IRA.

(e)	Includes 2,625 shares subject to stock options.

(f)	Includes 15,705 shares subject to stock options and 9,075.167 shares based on a unitized value in 401(k) Plan.

(g)	Includes 6,040 shares subject to stock options and 900.7342 shares based on a unitized value in 401(k) Plan.

(h)
Includes 8,811 shares in IRA, 3,350 shares held through a partnership, 2,350 shares held jointly with wife and 2,012 shares held by wife. Mr. Volpe has pledged 47,000 shares of Company common stock in borrowing to Greater Community Bank.

(i)	Includes 10,049 shares held in IRA and 12,959 shares held by wife.

(j) The total for all directors and executive officers, including 48,265 shares subject to stock options to executive officers.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Fees of Independent Auditors for 2006 and 2005

The following table presents fees for professional services rendered by the Company’s independent auditors, McGladrey & Pullen, LLP for the audit of the Company’s annual financial statements for 2006 and 2005, respectively, and for audit-related services. The table also presents fees for professional tax services rendered by RSM McGladrey, Inc. (an independent company associated with McGladrey & Pullen, LLP, through an alternative practice structure) for those fiscal years. All non-audit services were approved in advance by the Audit Committee, and fees for such services constituted less than 15% of total fees for both years.

	2006	2005
Audit fees (1)	$267,071	$267,496
Audit-related fees (2)	18,017	21,985
Tax fees (3)	53,702	30,566
Total Fees	$388,790	$320,047

(1)    Represents fees for professional services provided in connection with the integrated audit of the annual consolidated financial statements and internal controls over financial reporting and review of interim financial statements.

(2)    Represents fees for professional services provided in connection with audits of the 401(k) plan and audit services provided in connection with other statutory or regulatory filings.

(3)    Represents fees for professional services provided in connection with tax return preparation and miscellaneous tax research and consulting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of Common Stock holdings and transactions with the SEC. Most transactions are required to be reported two business days after the date on which they occur. Based solely on a review of SEC Forms 3, 4 and 5 and amendments thereto furnished to the Company during 2006 and with respect to 2006, Company records and other information, the Company believes that one Director and two executive officers indicated in the following table failed to file their initial Form 3 on a timely basis. The Company is not aware of any other failure to file a required report. The Compensation

 Committee evaluated the executive officer positions in November 2006 and determined that Karen Casey and Mary E. Smith are executive officers of the Company for purposes of Section 16 reporting on account of their positions with the Company’s subsidiaries.

Name of Reporting Person	No. of Late Reports	No. of Transactions

Karen Casey	1	N/A

Angelo J. Genova	1	N/A

Mary E. Smith	1	N/A

PROPOSAL - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes whose terms expire at successive annual meetings. The number of directors in each class is to consist, as nearly as may be, of one-third of the number of directors constituting the whole Board. For the coming year the Board of Directors has fixed the total number of directors at eight. Three persons are to be re-elected at the Meeting. Three persons whose present terms are expiring are to be re-elected for three-year terms. The terms of the remaining five directors will continue beyond the Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board has proposed the following nominees, all of whom are members of the present Board, for election as directors at the Meeting:

Nominees for Election as Directors with three-year terms expiring in 2010:

Anthony M. Bruno, Jr.
Angelo J. Genova
Alfred R. Urbano

The Board of Directors recommends a vote FOR the election of the above-named nominees for election as directors.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders according to the procedures described below. The Committee's members are all "independent" under applicable Nasdaq Rules. The following discussion is only a summary of the Committee's Charter.

A recommendation must be in writing and delivered to the Secretary of the Company at its principal office within a time period that is generally not later than the close of business on the 120th day nor earlier than the 180th day before the first anniversary of the preceding year's annual meeting of stockholders. Such recommendations must set forth, among other things: (i) the candidate's name, address and contact information; (ii) the number of shares of the Company owned by the candidate; (iii) the candidate's business, professional and educational experience; (iv) the candidate's written consent to be named in the proxy statement as a nominee if nominated and to serve as a director if elected; (v) a statement detailing all relationships between the candidate and the Company; (vi) all other information required to be disclosed about the candidate in solicitations for proxies for election of directors in proxy contests, or otherwise required under SEC proxy rules; (vii) information enabling the Committee to determine whether the candidate satisfies the minimum criteria and any additional criteria established by the Committee, as described below; (viii) detailed information about any relationship between the candidate and the proposing stockholder; and (ix) the proposing stockholder's name, address and number of shares owned.

Each individual nominated by the Committee shall, in the Committee's judgment, satisfy the following minimum criteria: (i) satisfaction of all applicable laws, rules, regulations and securities listing standards applicable to the Company; (ii) business and professional experience that will enable the nominee to provide useful input to the Board; (iii) experience and areas of expertise that will enhance the Board's overall composition; (iv) reputation for honest and ethical conduct; (v) working knowledge of the types of responsibilities expected of directors of a publicly-traded corporation; and (vi) ownership or agreement to acquire ownership of at least 1,000 shares of the Company's Common Stock.

The Committee's process for identifying and evaluating director nominee candidates includes (i) a review of information provided by the proponent; (ii) a review of reference letters from at least two sources the Committee considers reputable; (iii) a personal interview with the candidate; and (iv) a review of such other information as the Committee determines to be relevant. There is no difference in the manner in which the Committee evaluates nominees based on whether the nominee is recommended by a stockholder.

Other nominations may be made pursuant to the Company’s Bylaws, which require, among other things, advance written notice to the Company’s Chairman of the Board. Any such nomination must be delivered or mailed not less than 14 days prior to the Meeting, that is, on or before April 10, 2007. However, if less than 21 days’ notice of the Meeting is given to stockholders, then such nomination shall be mailed or delivered to the Chairman not later than the close of business on the seventh day after the day on which the Notice of Meeting was mailed.

The Company’s Bylaws permit the Board of Directors to increase the number of directors by not more than two members, and to fill the vacancies created by such increase, between annual meetings of stockholders. The Board recently elected Mr. Genova as a director pursuant to this authority. In the event of any such increase in the number of directors by the Board, the Board will fix the terms of the directors filling such vacancies so as to result in each class consisting, as nearly as may be, of one-third of the number of directors then constituting the increased Board. A director elected by the Board to fill a vacancy created in this manner will serve only until the next annual meeting of stockholders, at which time the stockholders will elect that director’s successor for the succeeding term, or if applicable, for the remaining portion of the full term previously fixed by the Board. The Board has no present plans to make any such increase and fill vacancies before the Meeting.

The persons named as proxies in the Proxy solicited by the Board will vote for the election of the nominees named in this Proxy Statement. If any nominee is unable to serve, either the Shares represented by all properly executed and unrevoked proxies will be voted to elect such substitute as the Board may recommend, or the size of the Board will be reduced to eliminate the vacancy. At this time the Board knows of no reason why any of the nominees would be unable to serve.

The following pages describe the principal occupation, age as of the Record Date and certain other information about each nominee for election as a director at the Meeting and other directors whose terms of office will continue after the Meeting.

Nominees for Terms Expiring in 2010
Anthony M. Bruno, Jr., CEO since September 2003 and Chairman since April 2002. Director and Vice Chairman, 1995 until April 2002 when he became Chairman. Member of Executive Committee. Founding Director of the Company and Greater Community Bank in 1985 from which he resigned in 1987 to form Bergen Commercial Bank. He became a director of the Company again in 1995. Chairman and Director of Bergen Commercial Bank since 1987, which positions changed as a result of the merger of the bank subsidiaries at the end of 2005. Chairman, President and CEO of Greater Community Bank since September 2003, which positions changed to Chairman and CEO as a result of the merger of the bank subsidiaries at the end of 2005. Chairman, President and CEO of Greater Community Bank as a result of the resignation of C. Mark Campbell in July 2006. Director of Highland Capital Corp. Former member of Bruno, DiBello & Co. L.L.C./CPA. Minority partner in Anjo Realty, LLC (real estate investments). Mr. Bruno is a nephew of John L. Soldoveri, first cousin of Robert C. Soldoveri, and C. Mark Campbell’s brother-in-law. Age: 52.

Angelo J. Genova, elected to the Company’s Board as a Director effective February 14, 2006; member of the Compensation Committee and Insurance Committee. Attorney At Law, admitted to practice in State Courts in New York and New Jersey, U.S. District Courts for the District of New Jersey, Southern New York and Eastern New York, U.S. Courts of Appeals for the Second and Third Circuits, and the United States Supreme Court . Attorney, Senior Partner of Genova Burns & Vernoia. Age: 53.

Alfred R. Urbano, Director of the Company and Greater Community Bank from 1986 through mid-1997 and from 1998 to the present. Director of Highland Capital Corp. and member of the Executive Committee, Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee. President, Rubicon Realty Corp. (real estate investments) since 1980. Age: 60.

Directors Whose Terms Will Expire in 2008
Robert C. Soldoveri, Director of the Company and Greater Community Bank since September 2001; member of the Executive Committee. Managing Member of a realty management company, Solan Management, LLC, General Partner of Union Boulevard Realty, LLC, General Partner of Portledge Realty and Owner of Whispering Pines. Mr. Soldoveri is the son of John L. Soldoveri, retired Chairman Emeritus of the Company, and Mr. Bruno's first cousin. Age: 53.

Charles J. Volpe, Director since 1995; Director of Bergen Commercial Bank since 1987 through 2005, and now a Director of Greater Community Bank as a result of the merger of the bank subsidiaries at the end of December 2005; Chairman of Audit Committee and Compensation Committee; member of Executive Committee and Nominating and Corporate Governance Committee. Retired Chairman, J.P. Patti Company (roofing). Age: 69.

Directors Whose Terms Will Expire in 2009
M.A. Bramante, a founding Director of both the Company and Greater Community Bank since 1985. Chairman of the Nominating and Corporate Governance Committee. Member of Audit Committee, Executive Committee and Compensation Committee. Retired orthodontist; formerly President of M.A. Bramante, DDS, P.A., 1960-1996. Age: 74.

William T. Ferguson, a founding director of both the Company and Greater Community Bank since 1985. Vice President, Ted Car, Inc. (auto wholesaler) since 1977. Age: 64.

David Waldman, Director since 1999. Director of Rock Community Bank from 1999 through 2005. Director of Greater Community Bank as a result of the merger of the bank subsidiaries at the end of December 2005. Attorney, President of Waldman, Renda & Mc Kinney, a Law Office. Age: 67.

Executive Officers
The following table provides certain information about the Company’s current executive officers.

Name	Office	Age as of Record Date	Year First Elected to Executive Office of Company or Subsidiary
Anthony M. Bruno, Jr.	Chairman, President and Chief Executive Officer	52	2003
Mary E. Smith	President and Chief Executive Officer of Highland Capital Corp.	47	2003
Stephen J. Mauger	Senior Vice President, Treasurer and Chief Financial Officer	57	2005
Naqi A. Naqvi	Senior Vice President & Chief Auditor	50	2005
Karen Casey	Executive Vice President of Greater Community Bank	51	2004
Roger Tully	Executive Vice President of Greater Community Bancorp	57	2007

See above for additional information about the business background of Mr. Bruno.

Mrs. Smith joined Highland Capital Corp. in 2003 as a Director in addition to her current position.

Mr. Mauger joined Greater Community Services, Inc. in 2004 as Vice President, Risk Management and served in such office until he was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company and Greater Community Bank in 2005.

Mr. Naqvi has served as Vice President, Treasurer and Chief Financial Officer of the Company and Greater Community Bank for over seventeen years and was promoted to Senior Vice President in 2004. Mr. Naqvi was elected to serve as Senior Vice President and Chief Auditor in 2005.

C. Mark Campbell resigned from his director and officer positions in July 2006.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Compensation Discussion and Analysis

Overview of Our Executive Compensation Philosophy

We recognize the importance of maintaining sound principles and prudent practices for the development and administration of our executive compensation and benefit programs. Specifically, our executive compensation and benefit programs are designed to advance the following core principles:

•	We strive to compensate our executives at competitive levels to ensure we attract and retain key management employees throughout the Company and its subsidiaries.

•	We provide our executives with the opportunity to earn pay for above-market performance as measured in our discretion against our group of comparable companies.

•	We link our executives’ compensation, particularly annual bonuses, to Company performance.

We believe that a disciplined focus on these core principles will benefit us, and ultimately our shareholders in the long-term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our shareholder approved stock-based compensation plans. Our Compensation Committee is comprised of Messrs. Charles J. Volpe, Marino A. Bramante, Angelo J. Genova and Alfred R. Urbano, and is chaired by Mr. Volpe. Our Committee is appointed by the Board, and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and, except for Mr. Genova, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Our Compensation Committee reviews and makes recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and, subject to the approval of the Board, is responsible for establishing the executive compensation packages offered to our named executive officers. Our executives' base salaries, annual bonus levels and equity-based awards are set at what we believe are competitive levels, with the opportunity to earn pay for above-market performance as measured against our group of comparable companies. The companies that we believe comprised our comparable group for purposes of determining 2006 compensation included Center Bancorp Inc., 1st Constitution Bancorp, Interchange Financial Services Corporation, Synergy Financial Group Inc. and Lakeland Bancorp, Inc. Our Compensation Committee also reviewed compensation surveys of other like-sized financial institutions within our geographic region.

Our Compensation Committee has taken the following steps to ensure our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines:

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our CEO independent of input from him;

•	Received data from our advisors on compensation programs at comparable companies;

•
Reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our CEO and determined proper total compensation based on competitive levels as measured against our comparable companies; and

•	Maintained the practice of holding executive sessions (without management present) at Committee meetings.

Total Compensation

We intend to continue our strategy of compensating our named executive officers at competitive levels, with the opportunity to earn pay for above-market performance, through programs that emphasize performance-based compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and shareholder return. For 2006, the total compensation paid to the named executive officers was at market levels of total compensation paid to executives holding equivalent positions in our group of comparable companies. We believe that this position was consistent with our financial performance, the individual performance of each of our named executive officers and shareholder return. We also believe that this total compensation was reasonable in its totality. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash bonus awards, equity-based compensation, and certain other benefits and perquisites, as determined in the discretion of our Compensation Committee. In determining Mr. Bruno's compensation amounts for 2006, the Compensation Committee considered the increased responsibilities taken on by him on account of the mid-year resignation of Mr. Campbell, the Company's President and COO at the time of his resignation.

Elements of Compensation

Base Salary

Our Compensation Committee strives to establish competitive base salaries for our named executive officers as measured against our group of comparable companies. When determining the amount of base salary for each of our named executive officers, our Compensation Committee considers the salaries of similarly situated personnel in our group of comparable companies. When making adjustments in base salaries, our Compensation Committee generally considers costs, corporate financial performance and return to shareholders. In individual cases where appropriate, our Compensation Committee may also consider non-financial performance measures, such as increases in market share, increased responsibilities and improvements in customer service. Mr. Mauger's base salary was adjusted upward on account of the increased responsibilities he assumed in November 2005 in connection with his appointment as Senior Vice President, Treasurer and Chief Financial Officer of the Company, and Ms. Smith's salary was adjusted upward to its current level effective July 1, 2005 in connection with the implementation of her employment contract. Base salaries of the named executive officers are reviewed annually. In 2006, base salaries paid to Bruno, Mauger, Campbell, Smith and Naqvi represented 74.7%, 80.3%, 67.3%, 61.5% and 84.7%, respectively, of the their total compensation.

Cash Bonuses

The Compensation Committee considers discretionary awards of annual cash bonuses to our named executive officers. In years of strong financial performance, our named executive officers can earn cash bonuses that would be considered at market as compared to our group of comparable companies.

The award of discretionary cash bonuses is intended to reinforce our corporate goals, promote achievement of certain financial goals and reward the performance of individual officers in fulfilling their personal responsibilities. Consistent with our compensation philosophy, cash bonus payments to our named executive officers are contingent upon the achievement of performance measures during the applicable performance period. Performance may be based on ROE, ROA, gross net income, maintenance of capital levels, equity growth, growth of non-interest income, or other criteria determined in the discretion of the Compensation Committee.

For 2006, the Compensation Committee determined cash bonuses based on the overall financial performance of the Company; provided, however, that Ms. Smith's annual cash bonus is based on the financial performance of HCC, as set forth in more detail below. For 2007, the performance criteria for the named executive officers may include the Company's ROE, ROA, gross net income, maintenance of capital levels, equity growth, growth of non-interest income, the Company's performance relative to the performance of its comparable companies, or other criteria determined in the discretion of the Compensation Committee. The Compensation Committee will weigh each named executive officer's contribution to achieving any of these performance criteria in 2007 in setting cash bonuses for 2007. The Compensation Committee has not attached any weighting to any of these criteria, but rather will exercise its discretion in setting bonuses based on overall contributions to shareholder value. The Compensation Committee will also consider what level of cash bonuses is required to keep the named executive officers' annual total cash compensation at competitive levels relative to our comparable companies and may consider other various factors, including the impact an executive can have on meeting the stated performance targets, previous performance, length of service to the Company, changes in responsibilities during the year and the amount of cash bonuses paid by our comparable companies. Ms. Smith's performance criteria for 2007 will include the performance of HCC.

Because of the relative importance of our cash bonuses to total compensation and their link to the achievement of our performance, we believe that annual cash bonuses remain an important part of our compensation program. In 2006, cash bonuses paid to Bruno, Mauger, Campbell, Smith and Naqvi represented 3.9%, 6.4%, 0%, 30.0% and 1.6%, respectively, of their total compensation.

Equity-Based Compensation Plans

Our 2006 Long-Term Stock Compensation Plan, which replaced our 2001 Employee Stock Option Plan during 2006, serves as the vehicle to provide long-term equity-based compensation to our named executives. Our 2006 Plan provides for the grant of equity-based awards, including nonqualified stock options and restricted stock awards. Our Compensation Committee determines the relative mix of our equity-based awards by targeting the competitive levels of such awards as measured against our comparable companies. In determining the amount of the awards, our Committee considers the executive’s total cash compensation and determines what amount of equity-based compensation is required to keep the executive’s total cash compensation at a competitive level. The Committee may also consider other various factors, including our stock price, historical equity awards to the executive officer, the amount of equity awards granted by our group of comparable companies, and the ratio of our outstanding stock awards to the outstanding stock of the Company.

In 2006, we made the following awards of service-based restricted shares: Mr. Bruno received 3,000 shares of restricted stock, which vest over four years ratably as follows: 10%, 20%, 30% and 40%; Mr. Mauger received 1,000 shares of restricted stock, which vest over four years ratably as follows: 10%, 20%, 30% and 40%. No other named executive officers received restricted stock in 2006. The Compensation Committee determined the amount of such awards based on several factors, including what amount of equity-based compensation would be required to keep the executives' total cash compensation at a competitive level, the historical equity awards to the executive officers, and the amount of equity awards granted by our comparable companies.

Because our 2006 Plan ensures that our named executive officers have a continuing stake in the long-term success of our company, we strongly feel that such plan is consistent with our overall compensation philosophy.

In 2006, no stock options were granted to our named executive officers because we determined the awards of restricted stock gave our named executive officers a sufficient stake in the long-term success of the Company.

Other Benefits

We maintain the following plans which provide, or may provide, additional compensation and benefits to our named executive officers.

Employment Agreements

The Company maintains an evergreen one-year employment agreement with Mr. Bruno that contains change of control provisions. The agreement reflects the Board of Directors desire to retain Mr. Bruno's services for a minimum of one year and does not reflect an anticipated date of his departure from his current positions and responsibilities. The Bank also has an employment agreement with Ms. Smith that covers her employment with respect to HCC. The Company also entered into an employment agreement with Mr. Campbell upon his resignation as President and COO of the Company effective July 31, 2006 (which agreement replaced the employment agreement that Mr. Campbell had at the time). The Company does not maintain employment or change of control agreements with its other named executive officers, but is presently considering whether to extend such agreements to other executive officers.

The Company and Greater Community Bank entered into Mr. Bruno's current employment agreement on March 2, 2005. The agreement provides for a term of one year that continuously renews on a daily basis. Mr. Bruno will be paid a minimum annual base salary of $475,000 under the agreement, plus an annual evaluation whether to award a bonus based on performance or other relevant considerations. The employment agreement was amended during 2006 at the recommendation of the Compensation Committee to clarify that Mr. Bruno is eligible to receive both stock options and restricted stock under the 2006 Plan and to provide that Mr. Bruno shall serve as the President of the Company and Greater Community Bank, in addition to his titles of Chairman of the Board and CEO.

Under the employment agreement, if the Company terminates Mr. Bruno's employment without "just cause" or if Mr. Bruno resigns upon at least one year's notice, he would be entitled to receive as a severance benefit a continuation of his then base salary, as well as a continuation of other benefits, for a period of one year after the termination of employment. Such severance benefits would not be payable if Mr. Bruno competes with the Company or any bank subsidiary of the Company in the manner and within the geographical area described in the agreement. In the event of certain terminations of employment within twelve months after a "change of control" of the Company or Greater Community Bank, as defined in the agreement, Mr. Bruno is generally entitled to receive 2.5 times his base annual compensation, less amounts paid after the change of control occurs, plus a continuation of other benefits for one year. The Board of Directors has included such change of control provisions in Mr. Bruno's contract because, in the event of a transaction involving the change of control of the Company or Greater Community Bank, Mr. Bruno would typically face a great deal of pressure, including uncertainty concerning his future. Such arrangement should help assure his full attention and cooperation in the negotiation process.

Greater Community Bank entered into an employment agreement with Ms. Smith on January 1, 2005, with respect to her position as President and Chief Executive Officer of HCC. The agreement provides for a term of three years expiring on December 31, 2007, which term may be extended for one-year periods upon the mutual agreement of Ms. Smith and the HCC Board of Directors. Ms. Smith will be paid a minimum annual base salary of $162,800 under the agreement, subject to increase upon annual reviews. Ms. Smith is eligible under the agreement for annual bonuses equal to 6.42% of the pre-tax profit of HCC (prior to any extraordinary charges or disbursements). The agreement contains standard non-competition and non-solicitation clauses that run for the term of the agreement and twelve months thereafter.

Under the employment agreement, if HCC terminates Ms. Smith's employment during the term of the agreement for any reason other than cause, Ms. Smith may elect to receive either (i) twice her annual base salary at the time of her termination or (ii) the sum of 6.42% of the total annual pre-tax profit of HCC (based upon HCC's portfolio as it exists at the time of termination) for the next five years. For purposes of the agreement, cause is defined as to include: (i) Ms. Smith's willful failure to substantially perform her duties for HCC; (ii) Ms. Smith's conviction of a felony or crime for fraud, embezzlement or willful dishonesty relative to HCC; or (iii) Ms. Smith's willful violation of any HCC policy of which she has been given prior written notice and which violation is demonstrably detrimental to the best interests of HCC. If Ms. Smith voluntarily terminates her employment during the term of the agreement (upon at least 180 days prior written notice), except in the event of a change of control, HCC may elect to pay Ms. Smith either (i) the amounts described above that would be payable in the event HCC terminated Ms. Smith without cause, in which case the non-competition and non-solicitation clauses of the employment agreement would continue for twelve months following the termination, or (ii) no severance payments, in which case the non-competition and non-solicitation clauses of the employment agreement would not continue following the termination.

Under Ms. Smith's employment agreement, in the event Greater Community Bank transfers its controlling interest in HCC to any other person, or the controlling interest in Greater Community Bank is transferred to any other person, then Ms. Smith has the exclusive option, to be exercised within 90 days of such transfer, to terminate the employment agreement and receive, at Ms. Smith's option, either (i) two times her annual salary at the time she exercises her option to terminate employment or (ii) 6.42% of HCC's adjusted sales price (as determined pursuant to the agreement). The Board of Directors has determined that such change of control provisions in Ms. Smith's contract are appropriate because, in the event of a transaction involving the change of control of Greater Community Bank or HCC, Ms. Smith would typically face a great deal of pressure, including uncertainty concerning her future, and her continued involvement during the process would facilitate the completion of the transaction. Such arrangement should help assure her full attention and cooperation in the transaction process.

The Compensation Committee from time to time reviews the terms of Mr. Bruno's and Ms. Smith's employment agreements, including the effect of the change of control provisions on the executive with the potential effect of such payments on an acquiror in a potential transaction. The Compensation Committee has determined that the current provisions of these employment agreements, including any potential change of control payments, are reasonable in light of recent market forces.

Upon Mr. Campbell's resignation as President and Chief Operating Officer of the Company and the Bank as of July 31, 2006, the Company entered into an agreement with Mr. Campbell that replaced his previous employment agreement. The Company intended the new agreement to ease any transition issues associated with Mr. Campbell's resignation.

Under Mr. Campbell's new agreement, Mr. Campbell will receive, less withholdings and adjustments, the following: (i) his then current base salary of $370,000 paid at normal payroll periods through July 31, 2007; (ii) beginning July 31, 2007, a $25,000 per year severance payment which continues through September 30, 2015; (iii) through July 31, 2007, continued participation in group medical, dental and term life insurance and disability plans; (iv) continued participation in the savings portion of the Company's 401(k) plan, and (v) through July 31, 2007, continued participation in the Company's Executive Supplemental Retirement Plan. The agreement provided that the stock options held by Mr. Campbell upon his resignation would continue to be governed by his existing stock option agreements. The agreement also contained a full release of any claims that Mr. Campbell may have against the Company and its subsidiaries.

Executive Supplemental Retirement Plan

We maintain an executive supplemental retirement plan ("ESRP"), which is a noncontributory, nonqualified benefit plan designed to provide key executives with a supplemental retirement income benefit upon reaching the benefit age of 65. There are currently three participants in the ESRP, including Messrs. Bruno and Campbell. The benefit is calculated by taking the difference between (i) 70% of their respective highest average three consecutive years of annual salary at retirement and (ii) the benefits in fact provided from the respective subsidiary bank’s funding of tax-qualified retirement plans (such as the 401 (k) Plan). The aggregate annual pre-tax benefit of the ESRP was actuarially determined to be $322,891 and will be paid over a period of 10 to 15 years. The Company intends to fund its obligations under the ESRP with the increase in cash surrender value of bank-owned life insurance policies it purchased on the lives of the participants. For fiscal 2006, the Company contributed $266,000 to the retirement income trust fund for the ESRP and charged such amount against operations. The Summary Compensation Table below includes fiscal 2006 contributions to the ESRP of $68,660 and $83,434 for Messrs. Bruno and Campbell, respectively.

401(k) Plan

We maintain a 401(k) plan for all substantially all of our employees, including our named executive officers. Under the plan, we match 50% of employee contributions for all participants with fewer than five years of employment, not to exceed 2% of their salary; 75% of employee contributions for all participants with six through ten years of employment, not to exceed 3% of their salary; and 100% of employee contributions for all participants with more than ten years of employment, not to exceed 4% of their salary. The Company, on a discretionary basis, also made a profit sharing contribution to eligible employees in 2006 equal to 6% of the lower of 6% of qualified wages or the Company’s 2006 pre-tax profit before deduction of profit sharing contributions. For fiscal 2006, the Company made contributions to the Company’s match and profit sharing accounts for the named executive officers in the following amounts: Mr. Bruno, $29,170; Mr. Mauger, $21,227; Mr. Campbell, $29,171; Ms. Smith, $22,571; and Mr. Naqvi, $15,040.

Perquisites

In 2006, we provided certain other perquisites as summarized below:

Car Allowance

During 2006, the Company provided the named executive officers with the following car allowances, which amounts are deemed for personal use: Mr. Bruno, $10,800; Mr. Mauger, $9,900; Mr. Campbell, $10,000; Ms. Smith, $0; and Mr. Naqvi, $6,000.

Life and Disability Insurance

During 2006, the Company paid life insurance premiums valued at $3,778 and $2,916 for Messrs. Bruno and Campbell, respectively, and disability insurance premiums valued at $7,935 for Mr. Campbell.

Country Club Dues and Fees

During 2006, the Company paid country club membership dues and fees totaling $12,973 for Mr. Campbell.

Summary Compensation Table
The following table summarizes compensation earned for the year ended December 31, 2006 by the Company’s Chief Executive Officer and Chief Financial Officer during 2006 and its other named executive officers whose total compensation in 2006 exceeded $100,000.
Name and Principal Position(s) in 2006	Year	Salary	Bonus	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
ANTHONY M. BRUNO, Jr. Chairman of the Board, Director, President and CEO of the Company and Greater Community Bank; Director of Highland Capital Corp.	2006	$475,000	$25,000	$388(a)	$23,027	$10,800 (b) $29,170 (c) $3,778 (d) $68,660 (e)	$635,823

STEPHEN J. MAUGER Senior Vice President, Treasurer and CFO of the Company and Greater Community Bank	2006	$189,134	$15,000	$129(a)	-	$9,900 (b) $21,227 (c)	$235,390

C. MARK CAMPBELL Director, President and COO of the Company and Greater Community Bank and Director of Highland Capital Corp. until July 2006	2006	$370,000	-	-	$33,743	$10,000 (b) $29,171 (c) $2,916 (d) $83,434 (e) $7,935 (f) $12,973 (g)	$550,172

MARY E. SMITH Director, President and CEO of Highland Capital Corp.	2006	$162,800	$79,528	-	-	$22,570 (c)	$264,898

NAQI A. NAQVI Senior Vice President and Chief Auditor	2006	$130,000	$2,500	-	-	$6,000 (b) $15,040 (c)	$153,540

a.	Amount computed in accordance with FAS123(R) which represents compensation cost for financial reporting purposes. Due to immateriality the Company deferred recognition of this cost until 2007.
b.	Car allowance
c.	401k plan
d.	Life insurance
e.	Executive Supplemental Retirement Plan
f.	Disability insurance
g.	Country club membership dues and fees

Report of the Compensation Committee

The following Report of the Compensation Committee shall not be deemed to be “soliciting material," and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this proxy statement.

Charles J. Volpe, Chairman
M. A. Bramante
Angelo J. Genova
Alfred R. Urbano

Option and Restricted Stock Awards Issued During 2006

During 2006 the Company granted a total of 15,400 stock options and 4,500 service-based restricted stock grants under the 2006 Long-Term Stock Compensation Plan, of which 3,000 restricted shares were issued to Mr. Bruno, and 1,000 restricted shares were issued to Mr. Mauger.

Grants of Plan-Based Awards
Name	Grant Date	Fair Value Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Anthony M. Bruno, Jr.	12/19/06	12/20/06	3,000	$51,450
Stephen J. Mauger	12/19/06	12/20/06	1,000	$17,150

(1)
Pursuant to a policy adopted by the Compensation Committee of the Board of Directors of the Company, awards of restricted stock are valued as of the close of the market on the business day following Compensation Committee action on the award.

(2)	See “Compensation Discussion and Analysis - Elements of Compensation - Equity-Based Compensation Plans” for a discussion of the terms of the restricted stock.

(3)	Based on a closing market price of $17.15 per share on December 20, 2006, the fair value date.

Aggregated Option Exercises in Last Fiscal Year and Year-end Option Values

The following table sets forth information with respect to the exercises of stock options and stock awards during 2006 and unexercised options held by the named executive officers on December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Equity Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony M. Bruno, Jr.	2,101	0	0	$14.96	12/31/10	0	0	0
Anthony M. Bruno, Jr.	2,101	0	0	$14.96	12/31/11	0	0	0
Anthony M. Bruno, Jr.	2,101	0	0	$14.96	12/31/12	0	0	0
Anthony M. Bruno, Jr.	2,101	0	0	$14.96	12/31/13	0	0	0
Anthony M. Bruno, Jr.	2,101	0	0	$14.96	12/31/14	0	0	0
Anthony M. Bruno, Jr.	0	0	0			0	3,000	$53,730
Stephen J. Mauger	526	0	0	$14.96	12/31/12	0	0	0
Stephen J. Mauger	1,050	0	0	$14.96	12/31/13	0	0	0
Stephen J. Mauger	1,050	0	0	$14.96	12/31/14	0	0	0
Stephen J. Mauger	0	0	0			0	1,000	$17,910
C. Mark Campbell	2,101	0	0	$14.96	12/31/10	0	0	0
C. Mark Campbell	2,101	0	0	$14.96	12/31/11	0	0	0
C. Mark Campbell	2,101	0	0	$14.96	12/31/12	0	0	0
C. Mark Campbell	2,101	0	0	$14.96	12/31/13	0	0	0
Mary E. Smith	2,101	0	0	$14.96	12/31/14	0	0	0
Mary E. Smith	1,208	0	0	$15.33	12/31/10	0	0	0
Mary E. Smith	1,208	0	0	$15.33	12/31/11	0	0	0
Mary E. Smith	1,208	0	0	$15.33	12/31/12	0	0	0
Mary E. Smith	1,208	0	0	$15.33	12/31/13	0	0	0
Naqi A. Naqvi	1,208	0	0	$15.33	12/31/14	0	0	0
Naqi A. Naqvi	463	0	0	$11.73	12/31/07	0	0	0
Naqi A. Naqvi	463	0	0	$11.73	12/31/08	0	0	0
Naqi A. Naqvi	463	0	0	$11.73	12/31/09	0	0	0
Naqi A. Naqvi	463	0	0	$11.73	12/31/10	0	0	0
Naqi A. Naqvi	463	0	0	$11.73	12/31/11	0	0	0
Naqi A. Naqvi	2,153	0	0	$14.96	12/31/09	0	0	0
Naqi A. Naqvi	2,153	0	0	$14.96	12/31/10	0	0	0
Naqi A. Naqvi	2,153	0	0	$14.96	12/31/11	0	0	0
Naqi A. Naqvi	2,153	0	0	$14.96	12/31/12	0	0	0
Naqi A. Naqvi	2,153	0	0	$14.96	12/31/13	0	0	0
Naqi A. Naqvi	525	0	0	$14.96	12/31/10	0	0	0
Naqi A. Naqvi	525	0	0	$14.96	12/31/11	0	0	0
Naqi A. Naqvi	525	0	0	$14.96	12/31/12	0	0	0
Naqi A. Naqvi	525	0	0	$14.96	12/31/13	0	0	0
Naqi A. Naqvi	525	0	0	$14.96	12/31/14	0	0	0

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
ANTHONY M. BRUNO, Jr. Chairman of the Board, Director, President and CEO of the Company and Greater Community Bank; Director of Highland Capital Corp.	27,725	$258,746	-	-
STEPHEN J. MAUGER Senior Vice President, Treasurer and CFO of the Company and Greater Community Bank	2,625	$ 3,675	-	-
C. MARK CAMPBELL Director, President and COO of the Company and Greater Community Bank and Director of Highland Capital Corp. until July 31, 2006	86,440	$836,739	-	-
MARY E. SMITH Director, President and CEO of Highland Capital Corp.	-	-	-	-
NAQI A. NAQVI Senior Vice President and Chief Auditor	-	-	-	-

Executive Supplemental Retirement Plans
Messrs. Bruno and Campbell participate in the Executive Supplemental Retirement Plan (“ESRP”) which is a noncontributory nonqualified benefit plan designed to provide key executives with a supplemental retirement income benefit upon reaching the benefit age of 65. The aggregate annual pre-tax benefit of the ESRP was actuarially determined to be $166,497 and will be paid over a period of 15 years. The Company intends to fund its obligations under the ESRP with the increase in cash surrender value of bank-owned life insurance policies it purchased on the lives of the executives. The amount contributed on behalf of Mr. Bruno was $68,660 for each of the years ended December 31, 2006 and 2005, respectively. The amount contributed on behalf of Mr. Campbell was $83,434 for each of the years ended December 31, 2006 and 2005, respectively.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anthony M. Bruno, Jr.	ESRP	3	$141,259	-
Stephen J. Mauger	-	-	-	-
C. Mark Campbell	ESRP	8	$229,803	-
Mary E. Smith	-	-	-	-
Naqi A. Naqvi	-	-	-	-

ESRP = Executive Supplemental Retirement Plan

Potential Change in Control and Other Post-employment Payments

The Company has entered into employment agreements with Mr. Bruno and Ms. Smith that provide for benefits to such executives in the event of a termination of employment or a change in control. In addition, on account of Mr. Campbell's resignation during 2006, the Company entered into an agreement with Mr. Campbell that sets forth the severance benefits that Mr. Campbell will receive. The potential change in control and other post-employment payments to be made under these agreements are discussed below. For a more complete discussion of the other terms of these agreements, please see the section above entitled "Compensation Discussion and Analysis--Employment Agreements."

Mr. Bruno

Under Mr. Bruno's employment agreement, if the Company terminates Mr. Bruno's employment without "just cause," he would be entitled to receive as a severance benefit an amount equal to one year's worth of his then current base salary, to be paid within ten days of termination, and will be able to participate for one year in the Company's benefit plans relating to (i) 401(k) benefits, (ii) medical insurance, (iii) group term life insurance benefits, (iv) group disability benefits, and (v) the Executive Supplemental Retirement Plan. Such severance benefits would not be payable if Mr. Bruno competes with the Company or any bank subsidiary of the Company in the manner and within the geographical area described in the agreement. Mr. Bruno's outstanding stock options or restricted stock would also immediately vest upon this sort of termination. Consequently, in the event Mr. Bruno had been terminated by the Company without "just cause" as of the end of fiscal year 2006, he would have been entitled to the following severance payments and benefits:

•	$475,000 in base salary, to be paid within ten days of termination;

•	$29,171 in 401(k) benefits for one year following termination, assuming the full amount of Company matched payments and 6% in profit sharing payments, consistent with past practice;

•
a continuation of eligibility to participate in the medical insurance, group term life insurance benefits, and group disability benefits for one year following termination, with an estimated value of $18,208.

•	estimated aggregate payments pursuant to the Executive Supplemental Retirement Plan of $1,679,835 to be paid in 15 annual installments of $111,989 beginning upon Mr. Bruno reaching age 65; and

•	immediate lapse of restrictions on stock valued at $53,310 (based upon the $17.77 closing price of the Company's stock on December 29, 2006).

The estimated total value of the benefits in this termination scenario is $2,255,524.

If Mr. Bruno voluntarily resigns from employment upon at least twelve months notice, the employment agreement provides that he shall continue to receive his then current compensation for a period of one year, to be paid in regular amounts at least twice a month. The noncompete provisions of the agreement would apply during this twelve-month period. Consequently, if Mr. Bruno had resigned at the end of fiscal 2006 upon at least twelve month's written notice, he would have been entitled to the following benefits:

•	$475,000 in base salary, to be paid in installments at least twice a month for the one-year period following resignation; and

•	estimated aggregate payments pursuant to the Executive Supplemental Retirement Plan of $384,900 to be paid in 15 annual installments of $25,660 beginning upon Mr. Bruno reaching age 65.

The estimated total value of the benefits in this termination scenario is $859,900.

Notwithstanding the above provisions, in the event that Mr. Bruno's employment is terminated without Mr. Bruno's prior written consent and for a reason other than "just cause," or voluntarily by Mr. Bruno, in connection with or within twelve months after a "change in control" of the Company or Greater Community Bank, as defined in the agreement, Mr. Bruno will be entitled to receive 2.5 times his then current base annual compensation, less amounts paid after the change of control occurs, to be paid in one lump sum within ten days following termination, and will be able to participate for one year in the Company's benefit plans relating to (i) 401(k) benefits, (ii) medical insurance, (iii) group term life insurance benefits, (iv) group disability benefits, and (v) the Executive Supplemental Retirement Plan. In no event will amounts payable in this scenario, without considering payments under the ESRP, equal or exceed the difference between (i) the product of 2.99 times Mr. Bruno's "base amount" as defined in section 280G(3) of the Internal Revenue Code and (ii) the sum of any other parachute payments that Mr. Bruno receives on account of the change of control. Mr. Bruno's outstanding stock options or restricted stock would also immediately vest upon termination following a change in control. Consequently, Mr. Bruno would have been entitled to the following severance payments and benefits had his employment been terminated at the end of fiscal 2006 in connection with a change in control of Greater Community Bank or the Company:

•	$1,187,500 (equal to 2.5 times Mr. Bruno's base salary of $475,000), to be paid within ten days of termination;

•	$29,171 in 401(k) benefits for one year following termination, assuming the full amount of Company matched payments and 6% in profit sharing payments, consistent with past practice;

•	a continuation of medical insurance, group term life insurance benefits, and group disability benefits for one year following termination, with an estimated value of $18,208;

•	estimated aggregate payments pursuant to the Executive Supplemental Retirement Plan of $1,679,835 to be paid in 15 annual installments of $111,989 beginning upon Mr. Bruno reaching age 65; and

•	immediate lapse of restrictions on stock valued at $53,310 (based upon the $17.77 closing price of the Company's stock on December 29, 2006).

The estimated total value of the benefits in this termination scenario is $2,968,024. Based on these estimates, the restrictions described above regarding Section 280G of the Internal Revenue Code would not limit Mr. Bruno’s severance benefits.

Ms. Smith

Under Ms. Smith's employment agreement, if HCC terminates Ms. Smith's employment during the term of the agreement for any reason other than cause, Ms. Smith may elect to receive either (i) twice her annual base salary at the time of her termination, payable upon termination, or (ii) the sum of 6.42% of the total annual pre-tax profit of HCC (based upon HCC's portfolio as it exists at the time of termination) for the next five years, payable by March 31 of each subsequent year. The standard non-compete and non-solicitation provisions of the employment agreement would continue for a period of twelve months following termination. Consequently, if Ms. Smith had been terminated by HCC for any reason other than cause at the end of fiscal 2006, she would have been entitled, at her choice, to one of the following benefits:

•	$325,600 (equal to two times base salary of $162,800), to be paid upon termination; or

•
$79,529 in aggregate annual payments, representing 6.42% of the total annual pre-tax profit of HCC (based upon HCC's portfolio as it existed as of December 31, 2006, assumed to be $1,238,768), payable as follows: (i) $15,906 by March 31, 2007; (ii) $15,906 by March 31, 2008; $15,906 by March 31, 2009; $15,906 by March 31, 2010; and $15,905 by March 31, 2011.

If Ms. Smith voluntarily terminates her employment during the term of the agreement (upon at least 180 days prior written notice), HCC may elect to pay Ms. Smith either (i) one of the amounts described above, at HCC's choice, that would be payable in the event HCC terminated Ms. Smith without cause, in which case the non-competition and non-solicitation clauses of the employment agreement would continue for twelve months following the termination, or (ii) no severance payments, in which case the non-competition and non-solicitation clauses of the employment agreement would not continue following the termination.

Notwithstanding the above provisions of Ms. Smith's employment agreement, in the event Greater Community Bank transfers its controlling interest in HCC to any other person, or the controlling interest in Greater Community Bank is transferred to any other person, then Ms. Smith has the exclusive option, to be exercised within 90 days of such transfer, to terminate the employment agreement and receive, at Ms. Smith's option, either (i) two times her annual salary at the time she exercises her option to terminate employment or (ii) 6.42% of HCC's adjusted sales price (as determined pursuant to the agreement), payable within 120 days after the sale. In the event Greater Community Bank and HCC are sold as a combined entity, the determination of HCC's sales price is to be based on a then current market valuation of HCC. Consequently, if Ms. Smith had terminated her employment with HCC at the end of fiscal 2006 in connection with or following a change in control, she would have been entitled, at her choice, to one of the following benefits payable within 120 days after the sale:

•	$325,600 (equal to two times base salary of $162,800); or

•	$173,646 (equal to 6.42% of an assumed adjusted sales price of HCC of $2,704,761)

Mr. Campbell

Upon Mr. Campbell's resignation as President and Chief Operating Officer of the Company and the Bank as of July 31, 2006, the Company entered into an agreement with Mr. Campbell that replaced his previous employment agreement. The Company intended the new agreement to ease any transition issues associated with Mr. Campbell's resignation and to set forth in detail the severance benefits that Mr. Campbell would receive following his resignation. Under the agreement, Mr. Campbell will receive, less withholdings and adjustments, the following: (i) his then current base salary of $370,000 paid at normal payroll periods through July 31, 2007; (ii) beginning July 31, 2007, a $25,000 per year severance payment which continues through September 30, 2015; (iii) through July 31, 2007, continued participation in group medical, dental and term life insurance and disability plans; (iv) continued participation in the savings portion of the Company's 401(k) plan, and (v) through July 31, 2007, continued participation in the Company's Supplemental Earnings Retirement Plan. The agreement provides that the stock options held by Mr. Campbell upon his resignation would continue to be governed by his existing stock option agreements. The agreement also contains a full release of any claims that Mr. Campbell may have against the Company and its subsidiaries. Consequently, Mr. Campbell is entitled to the following severance payments and benefits on account of his resignation effective July 31, 2006:

•	$370,000 in base salary, to be paid at normal payroll periods through July 31, 2007;

•	beginning July 31, 2007, 9 annual severance payments of $25,000 for a period ending September 30, 2015;

•	a continuation of medical insurance, group term life insurance benefits, and group disability benefits through July 31, 2007, with an estimated value of $14,383;

•	continued participation in the savings portion of the Company's 401(k) plan, with an estimated value of $620 assuming 4.0% company match; and

•
continued participation in the Executive Supplemental Retirement Plan through July 31, 2007, with $817,620 in estimated aggregate payments pursuant to such plan to be paid in 15 annual installments of $54,508 beginning upon Mr. Campbell reaching age 65;

•	continued reimbursement of country club membership dues and fees through July 31, 2007, with an estimated value of $10,000.

The estimated total value of the severance benefits for Mr. Campbell is $1,437,623.

Outstanding Stock Options and Restricted Stock

 The Company's equity award plans, including the 2006 Long-Term Stock Compensation Plan, provide that upon the change in control of the Company, all outstanding stock options or restricted stock awards would immediately vest. Consequently, if a change in control under such plans had occurred on December 31, 2006, the following executive officers would have received the following benefits, based upon the $17.77 closing price of the Company's stock on December 29, 2006:

•	Mr. Bruno, immediate lapse of restrictions on stock valued at $53,310;

•	Mr. Mauger, immediate lapse of restrictions on stock valued at $17,770

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

McGladrey & Pullen, LLP, independent public accountants, has audited the Company’s books and records since 2004. McGladrey & Pullen has advised the Company that one or more of its representatives will be present at the Meeting to make a statement if they so desire and to respond to appropriate questions. The Board’s Audit Committee will select the Company’s principal independent accountant for fiscal 2007 after the Meeting according to prior practice.

STOCKHOLDER PROPOSALS

Stockholders of publicly-held companies make proposals from time to time for consideration by stockholders, although no such proposals have been made in the past for presentation to the Company’s stockholders. Some proposals may be withdrawn by the proponent or are otherwise excludable. Any stockholder who intends to present a proposal at the 2008 annual meeting of stockholders and wishes to have it included in the Company’s proxy statement for that meeting must deliver the proposal to the Corporate Secretary at the above address not later than November 24, 2007. All proposals must meet the requirements set forth in SEC rules and regulations in order to be eligible for inclusion in the proxy statement for that meeting. The procedures for recommending director candidates are set forth above in the section entitled “Proposal - Election of Directors”.

Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) fails to notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by the Company by February 7, 2008 in the case of the 2008 annual meeting of stockholders. The Company is not aware of any such proposals for the 2007 annual meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the Meeting. If other matters come before the Meeting, the persons named in the proxy intend to vote on any such matters in accordance with the Board’s recommendation.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

Totowa, New Jersey	GREATER COMMUNITY BANCORP
March 23, 2007	Jeannette Chardavoyne, Vice President and Secretary

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY GREATER COMMUNITY BANCORP
		For	With- hold	For All Except
This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders April 24, 2007	1. To elect three directors for a three year term. (Proposal 1)	☐	☐	☐

The undersigned stockholder of Greater Community Bancorp (the “Company”) hereby appoints Toby W. Giardiello, Naqi A. Naqvi and Todd Suler as the undersigned’s proxies, with the power to act alone and with power of substitution, to cast all votes that the undersigned stockholder is entitled to cast at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held at 12:00 p.m., Eastern Time on Tuesday, April 24, 2007 at The Brownstone, 351 West Broadway, Paterson, NJ 07522 and at all adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

Nominees:                  Anthony M. Bruno, Jr.
                                    Angelo J. Genova
                                  Alfred R. Urbano

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “For all except” and write the nominee’s name in the space provided below.

2.  The proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments of the meeting in accordance with the determination of a majority of the Company’s Board of Directors

 This proxy will be voted as directed by the above signed stockholder. Unless contrary instructions are given, this proxy will be voted FOR the election of directors in Proposal 1 and in accordance with the determination of a majority of the Company’s Board of Directors as to any other matters. The above signed stockholder may revoke this proxy at any time before it is exercised by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The above signed stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

	Please check box if you plan to attend the April 18, 2006 Annual Meeting. ª			☐

Please be sure to sign and date this Proxy in the box below	Date
Stockholder sign above	Co-holder (if any) sign above)

^ Detach above card, sign, date and mail in postage paid envelope provided. ^
GREATER COMMUNITY BANCORP

Please date and sign exactly as your name(s) appear hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and any other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.